Exhibit 10.03

WEST CORPORATION

2013 LONG-TERM INCENTIVE PLAN

OPTION AWARD NOTICE

[Name of Optionee]

You have been awarded an option to purchase shares of Common Stock of West Corporation (the “Company”), pursuant to the terms and conditions of the West Corporation 2013 Long-Term Incentive Plan (the “Plan”) and the Stock Option Agreement (together with this Option Award Notice (“Award Notice”), the “Agreement”). Copies of the Plan and the Stock Option Agreement are attached hereto. Capitalized terms not defined herein shall have the meanings specified in the Plan or the Agreement.

Option (Initial Grant):	You have been awarded a Nonqualified Stock Option (“Option”) to purchase from the Company shares of its Common Stock, par value $0.001 per share, subject to adjustment as provided in Section 3.4 of the Agreement.

Option Date (Initial Grant):

Exercise Price (Initial Grant):	$ per share, subject to adjustment as provided in Section 3.4 of the Agreement.

Additional Grants:	Except as otherwise determined by the Committee and provided that you remain continuously employed by the Company or one of its Affiliates, as of the applicable Option Dates set forth below, this Award Notice shall also evidence the grant of three additional Options to purchase from the Company shares of Common Stock, which Options shall have Option Dates of , and , in each case, at an Exercise Price equal to the Fair Market Value of a share of Common Stock as of the applicable Option Date.

Total Grants:	If, following the initial grant, you receive each of the three additional grants referenced above, the Options evidenced by this Award Notice would provide, in the aggregate, for the purchase from the Company of shares of Common Stock.

Tax Treatment:	The Options evidenced by this Award Notice are not intended to qualify as incentive stock options under Section 422 of the Code.

Vesting Schedule:	Except as otherwise provided in the Plan, the Agreement or any other agreement between the Company and Optionee, each Option shall vest and become exercisable with respect to 25% of the shares of Common Stock subject to the Option on each of the first through fourth anniversaries of the applicable Option Date, provided your Employment is not terminated prior to the applicable vesting date.

Expiration Date:	Except to the extent earlier terminated pursuant to Section 2.2 of the Agreement or earlier exercised pursuant to Section 2.3 of the Agreement, each Option shall terminate at 5:00 p.m., Central time, on the tenth anniversary of the applicable Option Date.

WEST CORPORATION

By:
Name:
Title:

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Acknowledgment, Acceptance and Agreement:

By signing below and returning this Award Notice to West Corporation at the address stated herein, I hereby acknowledge receipt of the Agreement and the Plan, accept each Option granted or to be granted to me and agree to be bound by the terms and conditions of this Award Notice, the Agreement and the Plan.

Optionee

Date

West Corporation

11808 Miracle Hills Drive

Omaha, Nebraska 68154

Attention: General Counsel

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WEST CORPORATION

2013 LONG-TERM INCENTIVE PLAN

STOCK OPTION AGREEMENT

West Corporation, a Delaware corporation (the “Company”), hereby grants to the individual (“Optionee”) named in the award notice or notices delivered in connection herewith (each, an “Award Notice”) as of the date or dates set forth in the applicable Award Notice (the “Option Date”), pursuant to the provisions of the West Corporation 2013 Long-Term Incentive Plan (the “Plan”), an option to purchase from the Company the number and class of shares of stock set forth in the applicable Award Notice at the price per share set forth therein (the “Exercise Price”) (each option awarded pursuant to an Award Notice, individually or collectively, as the context requires, the “Option”), upon and subject to the terms and conditions set forth below, in the Award Notice and in the Plan. For purposes of this Agreement, “Company” shall mean the Company and any Affiliate thereof, collectively and individually, as applicable. Capitalized terms used but not defined herein or in the Award Notice shall have the meanings specified for such terms in the Plan.

1. Option Subject to Acceptance of Agreement. The Option shall be null and void unless Optionee shall accept this Agreement by executing the Award Notice in the space provided therefor and returning an original execution copy of the Award Notice to the Company.

2. Time and Manner of Exercise of Option.

2.1. Maximum Term of Option. In no event may the Option be exercised, in whole or in part, after the expiration date set forth in the Award Notice (the “Expiration Date”).

2.2. Vesting and Exercise of Option. The Option shall become vested and exercisable in accordance with the vesting schedule set forth in the Award Notice (the “Vesting Schedule”) during the course of Optionee’s Employment. “Employment” means Optionee’s employment or other service relationship with the Company and its Affiliates. Unless the Committee provides otherwise, a change in the capacity in which Optionee is employed by or renders services to the Company and/or its Affiliates, whether as an employee, director, consultant or advisor, or a change in the entity by which Optionee is employed or to which the Optionee renders services, will not be deemed a termination of Employment so long as the Optionee continues providing services in a capacity to the Company and/or its Affiliates. If the Optionee’s relationship is with an Affiliate and that entity ceases to be an Affiliate, the Optionee will be deemed to cease Employment when the entity ceases to be an Affiliate unless the Optionee transfers Employment to the Company or its remaining Affiliates. Immediately upon the cessation of Employment, the Option will cease to be exercisable and will terminate, and the Option to the extent not already vested will be forfeited, except that the Option shall be vested and exercisable following a termination of Optionee’s Employment according to the following terms and conditions:

(a) Termination as a Result of Optionee’s Death or Disability. If Optionee’s Employment with the Company terminates by reason of Optionee’s death or Disability, then the Option, to the extent vested on the effective date of such termination of Employment, may thereafter be exercised by Optionee or Optionee’s executor, administrator, legal representative, guardian or similar person until and including the earlier to occur of (i) the date which is one year after the date of such termination of Employment and (ii) the Expiration Date. For purposes of this Agreement, “Disability” shall mean Optionee’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

(b) Termination Other than for Cause, Death or Disability. If Optionee’s Employment with the Company is terminated for any reason other than for Cause, death or Disability, the Option, to the extent vested on the effective date of such termination of Employment, may thereafter be exercised by Optionee until and including the earlier to occur of (i) the date which is ninety (90) days after the date of such termination of Employment and (ii) the Expiration Date.

(c) Termination by Company for Cause. If Optionee’s Employment with the Company terminates by reason of the Company’s termination of Optionee’s Employment for Cause, then the Option, whether or not vested, shall terminate immediately upon such termination of Employment. For purposes of this Agreement, “Cause” shall have the meaning set forth in the employment agreement, if any, between Optionee and the Company, provided that if Optionee is not a party to an employment agreement that contains such definition, then “Cause” shall mean any of the following, as reasonably determined, in good faith, by the Board: (i) Optionee’s willful failure to follow the reasonable and lawful directions of the Company; (ii) Optionee’s conviction of, or entering a plea of guilty or nolo contendere to, a misdemeanor involving theft or embezzlement, or a felony; (iii) acts of fraud, dishonesty or misappropriation committed by Optionee and intended to result in substantial personal enrichment at the expense of the Company; (iv) willful misconduct by Optionee in the performance of Optionee’s material duties which is likely to materially damage the financial position or reputation of the Company; or (v) a material breach of any agreement between the Company and Optionee.

2.3. Method of Exercise.

(a) Subject to the limitations set forth in this Agreement, the Option may be exercised by Optionee (A) by giving written notice to the Company specifying the number of vested whole shares of Common Stock to be purchased and accompanying such notice with payment therefor in full (or arrangement made for such payment to the Company’s satisfaction) either (i) in cash, (ii) if so permitted by the Committee, by delivery to the Company (either actual delivery or by attestation procedures established by the Company) of shares of Common Stock having a Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable by reason of such exercise, (iii) if so permitted by the Committee, by authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered having an aggregate Fair Market Value, determined as of the date of exercise, equal to the amount necessary to satisfy such obligation, (iv) in cash by a broker-dealer acceptable to the Company to whom Optionee has submitted an irrevocable notice of exercise or (v) if so permitted by the Committee, by a combination of (i), (ii) and (iii), and (B) by executing such documents as the Company may reasonably request. Any fraction of a share of Common Stock which would be required to pay such purchase price shall be disregarded and the remaining amount due shall be paid in cash by Optionee. No shares of Common Stock shall be issued and no certificate representing Common Stock shall be delivered until the full purchase price therefor and any withholding taxes thereon, as described in Section 3.3, have been paid (or arrangement made for such payment to the Company’s satisfaction).

(b) If the Fair Market Value of a share of Common Stock on the Expiration Date of the Option exceeds the Exercise Price of the Option, then to the extent the Option has not theretofore been exercised, expired or otherwise terminated, the Company shall cause the Option to be automatically exercised immediately prior to its termination on the Expiration Date, and to provide for the Exercise Price and the Required Tax Payments to be satisfied by withholding whole shares of Common Stock that would otherwise be delivered to Optionee having an aggregate Fair Market Value, determined as of the date of exercise, equal to the amount necessary to satisfy such obligations.

2.4. Termination of Option. In no event may the Option be exercised after it terminates as set forth herein. The Option shall terminate, to the extent not earlier terminated pursuant to Section 2.2 or exercised pursuant to Section 2.3, on the Expiration Date. Upon the termination of the Option, the Option and all rights of the Optionee hereunder shall immediately become null and void.

3. Additional Terms and Conditions of Option.

3.1. Nontransferability of Option. The Option may not be transferred by Optionee other than by will or the laws of descent and distribution, pursuant to the designation of one or more beneficiaries on the form prescribed by the Company or, to the extent permitted by the Committee, a trust or entity established by the Optionee for estate planning purposes, a charitable organization designated by the Optionee or pursuant to a qualified domestic relations order, in each case, without consideration. Except to the extent permitted by the foregoing sentence, (i) during Optionee’s lifetime the Option is exercisable only by Optionee or Optionee’s legal representative, guardian or similar person and (ii) the Option may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of the Option, the Option and all rights hereunder shall immediately become null and void.

3.2. Investment Representation. Optionee hereby represents and covenants that (a) any shares of Common Stock purchased upon exercise of the Option will be purchased for investment and not with a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), unless the subsequent sale has been registered under the Securities Act and any applicable state securities laws; (b) any subsequent sale of any such shares shall be made either pursuant to an effective registration statement under the Securities Act and any applicable state securities laws, or pursuant to an exemption from registration under the Securities Act and such state securities laws; and (c) if requested by the Company, Optionee shall submit a written statement, in a form satisfactory to the Company, to the effect that such representation (x) is true and correct as of the date of any purchase of any shares hereunder or (y) is true and correct as of the date of any sale of any such shares, as applicable. As a further condition precedent to any exercise of the Option, Optionee shall comply with all regulations and requirements of any regulatory authority having control of or supervision over the issuance or delivery of the shares and, in connection therewith, shall execute any documents which the Board or the Committee shall in its sole discretion deem necessary or advisable.

3.3. Withholding Taxes. (a) The Company shall have the right to require, prior to the issuance or delivery of any shares of Common Stock, upon the exercise of the Option, payment by Optionee of any federal, state, local or other taxes which may be required to be withheld or paid in connection with such exercise of the Option (the “Required Tax Payments”).

(b) Optionee may satisfy his or her obligation to advance the Required Tax Payments by any of the following means: (1) a cash payment to the Company, (2) delivery (either actual delivery or by attestation procedures established by the Company) to the Company of previously owned whole shares of Common Stock having an aggregate Fair Market Value, determined as of the Tax Date, equal to the Required Tax Payments, (3) authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered or an amount of cash which would otherwise be payable to the Optionee having an aggregate Fair Market Value, determined as of the date the obligation to withhold or pay taxes arises in connection with the Award (the “Tax Date”), equal to the Required Tax Payments, (4) except as may be prohibited by applicable law, a cash payment by a broker-dealer acceptable to the Company to whom Optionee has submitted an irrevocable notice of exercise or (5) any combination of (1), (2) and (3). Shares of Common Stock to be delivered or withheld may not have an aggregate Fair Market Value in excess of the amount determined by applying the minimum statutory withholding rate. Any fraction of a share of Common Stock which would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by Optionee.

3.4. Adjustment. In the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than a regular cash dividend, the number and class of securities subject to the Option and the Exercise Price shall be equitably adjusted by the Committee and in accordance with Section 409A of the Code. The decision of the Committee regarding any such adjustment shall be final, binding and conclusive.

3.5. Change in Control. In the event of a Change in Control, the Option shall become fully vested and exercisable immediately prior to such Change in Control, and the Board (as constituted prior to such Change in Control) may, in its discretion:

(a) require that shares of capital stock of the corporation resulting from such Change in Control, or a parent corporation thereof, be substituted for some or all of the shares of Common Stock subject to the Option, with an appropriate and equitable adjustment to the Option as determined by the Board in accordance with Section 3.4; or

(b) require the Option to be surrendered to the Company and to be immediately cancelled by the Company, and to provide for Optionee to receive (i) a cash payment from the Company in an amount equal to the number of shares of Common Stock then subject to the Option multiplied by the excess, if any, of the Fair Market Value of a share of Common Stock on the date of the occurrence of the Change in Control, over the Exercise Price, (ii) shares of capital stock of the corporation resulting from such Change in Control, or a parent corporation thereof, having a fair market value not less than the amount determined under clause (i) above or (iii) a combination of the payment of cash pursuant to clause (i) above and the issuance of shares pursuant to clause (ii) above.

3.6. Compliance with Applicable Law. The Option is subject to the condition that if the listing, registration or qualification of the shares subject to the Option upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the purchase or issuance of shares hereunder, the Option may not be exercised, in whole or in part, and such shares may not be issued, unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company agrees to use reasonable efforts to effect or obtain any such listing, registration, qualification, consent, approval or other action.

3.7. Award Subject to Clawback. The Option and any shares of Common Stock, cash, other securities or other property delivered pursuant to the Option are subject to forfeiture, recovery by the Company or other action pursuant to any clawback or recoupment policy which the Company may adopt from time to time, including without limitation any such policy which the Company may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.

3.8. Issuance or Delivery of Shares. Upon the exercise of the Option, in whole or in part, the Company shall issue or deliver, subject to the conditions of this Section 3, the number of shares of Common Stock purchased against full payment therefor. Such issuance shall be evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company, or, at the election of the Company, the Company may deliver a certificate or certificates representing such shares of Common Stock, bearing any legend that may be required by state or federal securities laws or other applicable requirements of law. The Company shall pay all original issue or transfer taxes and all fees and expenses incident to such issuance, except as otherwise provided in Section 3.3.

3.9. Option Confers No Rights as Stockholder. Optionee shall not be entitled to any privileges of ownership with respect to shares of Common Stock subject to the Option unless and until such shares are purchased and issued upon the exercise of the Option, in whole or in part, and Optionee becomes a stockholder of record with respect to such issued shares. Optionee shall not be considered a stockholder of the Company with respect to any such shares not so purchased and issued.

3.10. Option Confers No Rights to Continued Employment. In no event shall the granting of the Option or its acceptance by Optionee, or any provision of this Agreement or the Plan, give or be deemed to give Optionee any right to continued Employment by the Company, any Subsidiary or any Affiliate of the Company or affect in any manner the right of the Company, any Subsidiary or any Affiliate of the Company to terminate the Employment of any person at any time.

4. Non-Competition Provisions.

In consideration of the granting of Options pursuant to this Agreement and the Plan, the Optionee hereby agrees to the following terms and conditions:

4.1. Covenant Not to Compete. In order to better protect the good will of the Company and to prevent the disclosure of the Company’s trade secrets and confidential information and thereby help ensure the long-term success of the business, the Optionee, without prior written consent of the Company, will not engage in any activity or provide any services, whether as a director, manager, supervisor, employee, adviser, consultant or otherwise, for a period of one (1) year following the date of the Optionee’s termination of Employment with the Company, in connection with the development, advertising, promotion, or sale of any service which is the same as or similar to or competitive with any services of the Company (including both existing services as well as services known to the Optionee, as a consequence of the Optionee’s Employment with the Company, to be in development):

(a) with respect to which the Optionee’s work has been directly concerned at any time during the one (1) year preceding termination of Employment with the Company; or

(b) with respect to which during that period of time the Optionee, as a consequence of the Optionee’s job performance and duties, acquired knowledge of trade secrets or other confidential information of the Company.

For purposes of this Section 4, it shall be conclusively presumed that Optionee has knowledge or information that Optionee was directly exposed to through actual receipt or review of memos or documents containing such information, or through actual attendance at meetings at which such information was discussed or disclosed.

4.2. Confidential Information. The provisions of this Section 4 are not in lieu of, but are in addition to the continuing obligation of the Optionee (which Optionee hereby acknowledges) to not use or disclose the Company’s trade secrets and confidential information known to the Optionee until any particular trade secret or confidential information becomes generally known (through no fault of the Optionee), whereupon the restriction on use and disclosure shall cease as of that time. Information regarding services in development, in test marketing or being marketed or promoted in a discrete geographic region, which information the Company is considering for broader use, shall not be deemed generally known until such broader use is actually commercially implemented.

4.3. Remedies. By acceptance of any offered Option granted under this Agreement and the terms of the Plan, the Optionee acknowledges that if Optionee does not comply with Section 4.1 or 4.2, the Company will be entitled to injunctive relief to compel such compliance. The Optionee acknowledges that the harm caused to the Company by Optionee’s breach or anticipated breach of Section 4.1 or 4.2 is by its nature irreparable because, among other things, it is not readily susceptible of proof as to the monetary harm that would ensue. The Optionee consents that any interim or final equitable relief entered by a court of competent jurisdiction shall, at the request of the Company, be entered on consent and enforced by any court having jurisdiction over the Optionee, without prejudice, to any right either party may have to appeal from the proceedings which resulted in any grant of such relief.

4.4. Severability. If any of the provisions contained in this Section 4 shall for any reason, whether by application of existing law or law which may develop after the Optionee’s acceptance of an offer of the granting of an Option, be determined by a court of competent jurisdiction to be overly broad as to scope of activity, duration, or territory, the Optionee agrees to join the Company in requesting such court to construe such provision by limiting or reducing it so as to be enforceable to the maximum extent compatible with then applicable law. If any one or more of the terms, provisions, covenants, or restrictions of this Section 4 shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Section 4 shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

5. Miscellaneous Provisions.

5.1. Decisions of Board or Committee. The Board or the Committee shall have the right to resolve all questions which may arise in connection with the Option or its exercise. Any interpretation, determination or other action made or taken by the Board or the Committee regarding the Plan or this Agreement shall be final, binding and conclusive.

5.2. Successors. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the death of Optionee, acquire any rights hereunder in accordance with this Agreement or the Plan.

5.3. Notices. All notices, requests or other communications provided for in this Agreement shall be made, if to the Company, to:

West Corporation

11808 Miracle Hills Drive

Omaha, Nebraska 68154

Attention: General Counsel

and if to Optionee, to the last known mailing address of Optionee contained in the records of the Company. All notices, requests or other communications provided for in this Agreement shall be made in writing either (a) by personal delivery, (b) by facsimile or electronic mail with confirmation of receipt, (c) by mailing in the United States mails or (d) by express courier service. The notice, request or other communication shall be deemed to be received upon personal delivery, upon confirmation of receipt of facsimile or electronic mail transmission or upon receipt by the party entitled thereto if by United States mail or express courier service; provided, however, that if a notice, request or other communication sent to the Company is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.

5.4. Governing Law. This Agreement, the Option and all determinations made and actions taken pursuant hereto and thereto, to the extent not governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.

5.5. Agreement Subject to the Plan. This Agreement is subject to the provisions of the Plan, and shall be interpreted in accordance therewith. Optionee hereby acknowledges receipt of a copy of the Plan, and by signing and returning the Award Notice to the Company, at the address stated herein, he or she agrees to be bound by the terms and conditions of this Agreement, the Award Notice and the Plan.

5.6. Entire Agreement. The Plan is incorporated herein by reference. Capitalized terms not defined herein shall have the meanings specified in the Plan. This Agreement and the Plan constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Optionee with respect to the subject matter hereof, and may not be modified adversely to the Optionee’s interest except by means of a writing signed by the Company and the Optionee.

5.7. Partial Invalidity. The invalidity or unenforceability of any particular provision of this Agreement shall not effect the other provisions hereof and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

5.8. Amendment and Waiver. The provisions of this Agreement may be amended or waived only by the written agreement of the Company and the Optionee, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

5.9. Counterparts. The Award Notice may be executed in two counterparts, each of which shall be deemed an original and both of which together shall constitute one and the same instrument.

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